Exhibit 10.15

MKS INSTRUMENTS, INC.

SAR ASSUMPTION AGREEMENT

FOR EMPLOYEES OUTSIDE OF THE UNITED STATES

NEWPORT CORPORATION

AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

2011 STOCK INCENTIVE PLAN

2006 PERFORMANCE-BASED STOCK INCENTIVE PLAN

Holder: [                                ]

STOCK APPRECIATION RIGHTS ASSUMPTION AGREEMENT effective as of April 29, 2016 (the “SAR Assumption Agreement”).

WHEREAS, MKS Instruments, Inc., a Massachusetts corporation (“MKS”), has acquired Newport Corporation, a Nevada corporation (“Newport”), through the merger of a wholly owned MKS subsidiary into Newport (the “Merger”) pursuant to the Agreement and Plan of Merger, by and among MKS, Newport and such subsidiary dated as of February 22, 2016, as may be amended from time to time (the “Merger Agreement”).

WHEREAS, before the consummation of the Merger, you held one or more outstanding awards of stock appreciation rights (“SARs”) with respect to shares of the common stock of Newport that you received under the Newport Corporation Amended and Restated 2011 Stock Incentive Plan, the Newport Corporation 2011 Stock Incentive Plan, or the Newport Corporation 2006 Performance-Based Stock Incentive Plan (each a “Newport Plan”), each of which is evidenced by a Stock Appreciation Right Award Agreement (a “SAR Agreement”) issued to you under the applicable Newport Plan.

WHEREAS, the provisions of the Merger Agreement require MKS to assume, upon the effective time of the Merger (the “Effective Time”), each SAR award that was outstanding as of immediately prior to the Effective Time by converting the number of shares of Newport common stock, par value $0.1167 per share (“Newport Common Stock”) covered by the SAR award into shares of MKS common stock, no par value per share (“MKS Common Stock”), and adjusting the Base Value (as defined in the applicable Newport Plan) of each SAR award, using an exchange ratio (the “Equity Award Exchange Ratio”) determined based on the Merger consideration and pre-closing trading prices for the MKS Common Stock under a method specified in the Merger Agreement. MKS has provided you the actual Equity Award Exchange Ratio in the employee communication to you regarding the conversion.

WHEREAS, the purpose of this SAR Assumption Agreement is to evidence MKS’s assumption of your outstanding SAR award identified on Annex A hereto upon the Effective Time and to reflect certain adjustments to that SAR award that are necessary in connection with its assumption by MKS.

NOW, THEREFORE, MKS and you agree as follows:

1. MKS has assumed, as of the Effective Time, all the duties and obligations of Newport under each of the SAR awards you held immediately prior to the Effective Time (the “Newport SARs” and, as assumed, the “Assumed Newport SARs”) and will issue from the MKS Instruments, Inc. 2014 Stock Incentive Plan as it may be amended or replaced from time to time (the “MKS Incentive Plan”) any shares that become distributable upon exercise of the Assumed Newport SAR awards. In connection with such assumption, the number of shares of MKS Common Stock that are subject to the Assumed Newport SAR award covered by this SAR Assumption Agreement and the Base Value for each share of MKS Common Stock subject to such Assumed Newport SAR award have been adjusted to reflect the Equity Award Exchange Ratio, resulting in an Assumed Newport SAR award with respect to the number of shares of MKS Common Stock and the Base Value for each share of MKS Common Stock subject to such Assumed Newport SAR award indicated on Annex A hereto.

2. By clicking acceptance to this SAR Assumption Agreement, you hereby acknowledge receipt of this SAR Assumption Agreement and understand that all rights and liabilities with respect to your Assumed Newport SAR award are as set forth in the applicable SAR Agreement, the applicable Newport Plan (to the extent incorporated into the SAR Agreement) and this SAR Assumption Agreement.

3. The intent of the foregoing adjustments to each of your Newport SAR awards is to preserve, immediately after the Effective Time, on a per-share basis, the same ratio of the Base Value per share to the fair market value per share of the Newport SAR award as determined based on the Merger consideration, except as affected by rounding. For each Assumed Newport SAR award, the Base Value is rounded up to the nearest cent, and the number of shares of MKS Common stock is rounded down to the nearest whole share. Such adjustments also ensure that the difference between the aggregate fair market value of the shares of MKS Common Stock subject to each Assumed Newport SAR award and the aggregate Base Value with respect to those shares (as adjusted pursuant to the Merger Agreement) will not, immediately after the Effective Time, be greater than the difference that existed, immediately prior to the Effective Time, between the then aggregate fair market value of the shares of Newport Common Stock subject to the Newport SAR and the aggregate Base Value with respect to those shares under each SAR Agreement. You agree that this assumption satisfies Section 10.1 of the applicable Newport Plan.

4. Each Assumed Newport SAR award will continue to have a maximum term of seven years measured from the original grant date (as indicated on Annex A hereto), subject to earlier termination (as provided in the applicable SAR Agreement) following your ceasing to be in “Continuous Service” (as defined in the applicable SAR Agreement and in paragraph 5(d) of this SAR Assumption Agreement).

5. The following provisions will govern the Assumed Newport SAR award:

(a) Unless the context otherwise requires, all references in the applicable SAR Agreement and the applicable Newport Plan (to the extent incorporated into such SAR Agreement) are adjusted as follows: (i) all references to the “Company” mean Newport (after the merger with a subsidiary of MKS) and any successor entity into which Newport is subsequently merged and, for purposes of “Reorganization Event” under the MKS Incentive Plan, MKS, (ii) all references to “Stock,” “Common Stock” or “Shares” mean shares of MKS Common Stock, (iii) all references to the “Board” mean the Board of Directors of MKS or the Compensation Committee of such Board and (iv) any interpretation of corporate law for purposes of the Assumed Newport SAR award will be under Massachusetts law rather than Nevada law.

(b) The grant date and the expiration date of each Assumed Newport SAR award and all other provisions governing either the exercise or the termination of each Assumed Newport SAR award remain the same as set forth in the applicable SAR Agreement, and those provisions (and any related provisions of the applicable Newport Plan incorporated by reference into such SAR Agreement) will accordingly govern and control your rights under this SAR Assumption Agreement to receive MKS Common Stock under the Assumed Newport SAR award represented by this SAR Assumption Agreement.

(c) No accelerated vesting of the Newport SARs has occurred by reason of the Merger or MKS’s assumption of those SARs. Accordingly, the Assumed Newport SAR award represented by this SAR Assumption Agreement will continue to vest in accordance with the same installment vesting schedule in effect under that Newport SAR award (as set forth in the applicable SAR Agreement) immediately prior to the Effective Time except that the number of shares of MKS Common Stock subject to each installment of such vesting schedule will be adjusted to reflect the Equity Award Exchange Ratio. This statement is not intended to override any post-Effective Time rights to acceleration you may have under any other agreement with Newport.

(d) For purposes of applying any and all provisions of any SAR Agreement and the applicable Newport Plan relating to your status as an employee or director of, or consultant to, Newport or its parent or subsidiaries for purposes of determining your Continuous Service, you will be deemed to be in Continuous Service for as long as you continue to render services as an employee, director, or a consultant to MKS or any present or future parent company or majority-owned subsidiary of MKS. Accordingly, the provisions of each SAR Agreement governing the termination of the Assumed Newport SAR awards in connection with your ceasing to be an employee, director, or other service provider will, after the Effective Time, be applied on the basis of your cessation of employee, director or consultant status with MKS and its parent and majority-owned subsidiaries.

(e) To exercise each Assumed Newport SAR award, you must comply with the instructions communicated to you with respect to electronic notice of exercise on which you must indicate the number of shares of MKS Common Stock as to which you are then exercising the Assumed Newport SAR award. You must also satisfy any tax withholding obligations in a manner provided under the SAR Agreement, subject to such consents as are required from MKS. All notices must be addressed to MKS’s stock plan administrator at the time of exercise (and, currently, Fidelity Stock Plan Services).

(f) When SARs are exercised through MKS’s stock plan administrator’s automated system, the net number of shares that you are entitled to receive upon such exercise will be determined based upon a stock price on the date of exercise determined in accordance with the procedures of MKS’s stock plan administrator, which may differ from those used by Newport’s previous stock plan administrator under the Newport Plan. You agree that, rather than using the closing price on the date of exercise to determine (x) the number of shares of MKS Common Stock that represent the value of the exercised SARs and (y), where applicable, certain tax related obligations, MKS has directed the stock plan administrator to use another method consistent with automated trading system functionality that is common in the industry. This method currently involves processing SAR exercises using the market price at the time of exercise (or, for exercises executed after market hours, the opening price on the following trading day). This functionality offered by Fidelity will allow you to sell the net shares resulting from the exercise on the date of exercise (or on the next trading day following the date of exercise if the exercise is executed after market hours).

(g) Taxes.

(i) MKS’s obligation to deliver Shares to you upon exercise of the SARs shall be subject to the satisfaction of all income tax, social insurance, payroll tax, payment on account, or other tax related requirements (“Tax Obligations”).

(ii) You have reviewed with your own tax advisors the Tax Obligations applicable to you with respect to this Assumed Newport SAR award and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of MKS, Newport, or any of their affiliates or agents. You understand that you (and not MKS, Newport or their affiliates) shall be responsible for complying with your own Tax Obligations that may arise as a result of this Assumed Newport SAR award or the transactions contemplated by this Agreement.

(iii) MKS or its affiliates may be required to withhold amounts to satisfy Tax Obligations on your behalf. To the extent that MKS or any of its affiliates pays on your behalf any Tax Obligations for which you are responsible, MKS shall be entitled to require a cash payment by or on behalf of you and/or to deduct from other compensation payable to you the amount of any such Tax Obligations paid by MKS or its affiliates.

6. Except to the extent specifically modified by this SAR Assumption Agreement, all of the terms and conditions of the applicable SAR Agreement as in effect immediately prior to the Effective Time continue in full force and effect and are not in any way be amended, revised or otherwise affected by this SAR Assumption Agreement.

IN WITNESS WHEREOF, MKS Instruments, Inc. has caused this SAR Assumption Agreement to be delivered on its behalf by its duly-authorized officer or agent.

MKS INSTRUMENTS, INC.

By:
Gerald G. Colella, CEO and President

Date: April 29, 2016

Annex A

Name of SAR Holder	[ ]

Original Grant Date	[ ]

Number of SARs After Conversion	[ ]

Base Value per Share after Conversion	[ ]

(The number of shares covered by the SAR Award has been calculated by multiplying the number of shares of Newport Common Stock represented by the SARs by the Equity Award Exchange Ratio and rounding down to the nearest whole share. The Base Value per Share has been calculated by dividing the Base Value per Share of the SAR Award by the Equity Award Exchange Ratio and rounding up to the nearest whole cent.)